Solid rebound from year earlier numbers

Company Reports

2nd Quarter Results

U.S. Premium Beef’s (USPB) financial results improved significantly in the second quarter of fiscal year 2009 as compared to the same period in the prior fiscal year. For the quarter, which ended February 28, 2009, USPB recorded a net income of $31.4 million compared to a net loss of $7.6 million for the same period in the prior fiscal year.

  For the year-to-date period, USPB had a net income of $28.2 million, or $38.33 per set of linked units (one Class A and one Class B unit), compared to a net loss of $21.3 million, or $28.91 per set of linked units, for the same period in the prior fiscal year, which was an improvement of $49.5 million.

  “Our company’s net sales were higher in the year-to-date period than those of the prior year period primarily due to a relatively small increase in the average sales prices per head which was partially offset by fewer cattle being processed in the current year,” points out CEO Steve Hunt. “A relatively stable demand for beef products allowed the sales prices to cover the cost of the live cattle that we processed during the first half of the fiscal year.

  “Consumer spending and the demand for all proteins, especially beef, continues to dampen our industry’s outlook,” Hunt explains. “However, declining cattle and competing meat supplies should be supportive to prices in the next several months.

  “The global economic concerns remain, but the value of the U.S. dollar has declined and could begin to be supportive to beef exports,” he adds. “Beef byproduct values remain under severe pressure. Consequently, boxed beef and the related value added programs will need to carry a larger percentage of our total processing returns in the coming months.”

  USPB’s unique advantage continues to be the high quality cattle our producers deliver, which enables us to generate more value from the cattle we harvest and provides new marketing opportunities.w

USPB Announces Purchase
of Minority Owners’ Interests

As part of the transaction to buy Farmland Industry’s interest in Farmland National Beef Packing Co. (National Beef) in 2003, USPB agreed to purchase certain minority owners’ interests in National Beef beginning in 2008. This included CEO John Miller’s interest. USPB has purchased a portion of these interests and now owns approximately 70% of National Beef.

  “This has been part of our ongoing plan since becoming majority owners in 2003,” CEO Steve Hunt explains. “We believe our new ownership will be accretive to USPB unitholders. Our company will continue to benefit from John Miller’s leadership as CEO of National Beef. However, as planned, we will begin a transitional period for Tim Klein, President of National Beef, to assume additional leadership responsibilities within our processing company.”w

Highlights include record high quality grade

A Look At Fiscal Year

2009 Cattle Performance

By Brian Bertelsen, Director of Field Operations

During much of fiscal year 2009, Quality Grades of USPB cattle have been at record high levels. The week ending March 2 set a new weekly record of 77.92% total Choice and Prime for USPB cattle delivered to our Kansas plants. USPB cattle have averaged over 70% total Choice and Prime for 25 of the 30 weeks during fiscal year 2009.

  The table below shows fiscal year-to-date averages for USPB cattle harvested in Kansas on the Base grid, through the end of March each year. Natural program cattle have been excluded. Yield difference is a weighted average of the actual Yield minus the Yield threshold, or plant average Yield, of each USPB lot.

  Total Choice and Prime has increased more than 14 percentage points from fiscal year 2006. More carcasses are also qualifying for Certified Angus Beef (CAB) and Black Canyon Premium Reserve (BCPR) as well. Brand Certification refers to the percentage of black hided cattle that meet the specifications for CAB or BCPR, or the total percentage of black hided cattle that are receiving an added reward on the grid for qualifying for a branded beef label.

...continued on page 2

USPB To Pay Out First

Year Patronage Notices

U.S. Premium Beef’s Board of Directors has approved payments of patronage notices from the company’s first year of operations in 1998. The total amount to be paid to USPB members who delivered cattle during that year will be approximately $2 million. USPB will make this payment in the near future.

“We’re very fortunate that our company has had sufficient success to put us in a position to pay these patronage notices at this time,” CEO Steve Hunt explains. “In the future, our board will continue to analyze USPB ’s financial ability to make additional patronage notice payments.”w

Reproduction of any part of this newsletter is expressly forbidden without written permission of U.S. Premium Beef.

A Look At Fiscal Year 2009 Cattle...	continued from page 1

  This same trend is occurring throughout the industry. Nationwide, all fed steer and heifer carcasses that are Quality graded by USDA are at record high levels of percent Choice and Prime since USPB began operations in December 1997. Regionally, cattle harvested in Nebraska and Kansas plants as well as the non-grid cattle purchased by our processing company from Kansas, Texas and Oklahoma feedlots are all at record high percent Choice and Prime. This industry-wide increase in grading has been steadily occurring since fiscal year 2006, when Quality Grade was at its lowest level in company history. So it is not a short term phenomenon.

  Analysis of marbling data from animals that have complete carcass data (marbling, ribeye and backfat) is shown in the chart below. These are cattle that USPB members requested “option #2” data on Form B. While these are just a subset of all USPB cattle, the chart shows that marbling has increased proportionately to the grade of all USPB Base grid cattle.

  There is discussion throughout the industry that credits instrument grading for the increase in Quality Grade. Instrument grading uses a computer to measure Quality and Yield Grade parameters from a digital image of the ribeye interface. While it is difficult to prove instrument grading has had no effect, the chart above shows that carcasses have definitely changed. Since fiscal year 2006, the #2 data cattle have increased an average of 41 degrees of marbling, from Small 52 to Small 94, which is a very substantial increase.

  Our processing company first installed and began analyzing this technology in 2004. We participated in a USDA pilot project in March 2008 in which data was collected from carcasses that were instrument graded and also graded by USDA graders. In April 2008, we began using instrument grading and formulas developed by USDA to determine in-house Yield Grades for all carcasses. USDA has not yet approved the use of instrument grading for Quality Grades, although it is preparing to implement it.

  Improved Quality grading has increased the supply of Choice and decreased the supply of Select beef. And, the economy has forced consumers to move from eating steaks at restaurants that often serve Choice, to buying beef at retail which sells mostly Select. This has resulted in a very narrow Choice/ Select spread. This has occurred before. In fact, during eight of USPB's 12 fiscal years, the spread has been well below $3/cwt for at least one to as many as 19 weeks and these lows usually occur this time of the year. Thus far, the spread has only been below $3 for six weeks in fiscal year 2009.w